Exhibit 99.1

Enertopia Provides Patent Updates

Kelowna, British Columbia--(Newsfile Corp. - October 23, 2024) - Enertopia Corporation (OTCQB: ENRT) and (CSE: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada lithium claims, intellectual property, & pending patents in the green technology space, is very pleased to provide the following updates.

Patent pending technology updates:

17/979,696 (Energy Management System), we have provided our updated response to the United States Patent Trademark Office (USPTO) and have been notified our pending patent is at the publications stage of the patenting process. We now expect the patent to be granted in due course.

17/888,320 (Water Producing System for a Liquid Transfer Mat), we have provided our updated response to the United States Patent Trademark Office (USPTO) and have been notified our pending patent claim allowances have been allowed and the next step in the patent process is underway.

17/751,305 (Heat Recovery System), we have provided our updated response to the United States Patent Trademark Office (USPTO) and await their further comments.

"We expect to hear back from the USPTO in the coming months on patent approvals and we look forward to the next steps of solving real world problems," stated President Robert McAllister.

For additional project details please visit our website at https://enertopia.com/

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States and Canada under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mineral exploration or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the solution testing will result in an economic deposit or have any positive impact on Enertopia. There can be no assurance that the three pending patents will become patents and will have a positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC Markets and the CSE have not reviewed and does not accept responsibility for the adequacy or accuracy of this release.